EXHIBIT 99.1
Oct. 25, 2013

DTE Energy reports third quarter 2013 results; tightens guidance range

DETROIT - DTE Energy (NYSE:DTE) today reported earnings for the nine months ended Sept. 30, 2013 of $537 million, or $3.07 per diluted share, versus $529 million, or $3.08 per diluted share, in 2012. Year-to-date operating earnings were $541 million or $3.09 per diluted share, compared with $529 million or $3.08 per diluted share in 2012. Operating earnings exclude non-recurring items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.

Reported earnings for third quarter 2013 were $198 million, or $1.13 per diluted share, compared with $227 million, or $1.31 per diluted share in 2012. Operating earnings were $198 million or $1.13 per diluted share, versus $226 million, or $1.30 per diluted share in 2012. A return to near-normal temperatures this quarter from the record-setting high temperatures in DTE Energy’s electric service territory last year was partially offset by strong underlying temperature normal sales growth. Additionally, lower earnings this year from the gas segment was more representative of typical historical third quarter performance.

Gerry Anderson, DTE Energy’s chairman, president and CEO, said that he was pleased with year to date results and that the company was on track to meet its earnings guidance for the year. The solid financial results for the first nine months of the year reflect the company’s ongoing commitment to improve operations and reduce structural costs.

“These actions provide us the platform that allows us to invest in electric and gas system reliability, and to take an environmental leadership position by increasing our investments in renewable energy and environmental quality,” Anderson said.

The company said that it is proud of the environmental progress to date which is the result of significant investments in emission controls at all of its facilities, with particularly large investments at the Monroe Power Plant. Key emissions have been drastically reduced by over 80 percent so far. By 2016, all of these emissions will have been reduced by more than 90 percent.

Anderson also said that he expects the company to be actively engaged in both the federal greenhouse gas regulatory arena and the Michigan energy policy arena to drive continued environmental progress. It will also be crucial to strike a balance between environmental outcomes, and the reliability and affordability needs of customers.

“Our energy production will evolve significantly over the next decade to include increased quantities of renewable energy and natural gas generation,” Anderson said. “We know that the decisions we make will impact the environmental and financial health of the communities we serve, and we will work to ensure that these decisions provide the best balance of cleaner, affordable and reliable energy for our customers.”

Outlook for 2013

DTE Energy tightened its 2013 operating earnings guidance range to $3.95 - $4.15 per diluted share from $3.90 to $4.20 per diluted share.

“We are confident in our ability to achieve our financial goals in 2013 and are tightening our 2013 operating earnings guidance range,” said David E. Meador, DTE Energy executive vice president and chief financial officer.

“While our continued efforts to control costs and improve our day-to-day operations are clearly paying off, we have not wavered on our commitment to be a force for growth and prosperity in the communities we serve.” Meador added. “Since we made our commitment to increase spending with Michigan-based businesses at the end of 2010, DTE has spent close to $2 billion, representing thousands of new and sustained jobs in the state.”

This earnings announcement, as well as a slide presentation and supplemental information, is available at www.dteenergy.com.

DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 11 a.m. EDT Friday, Oct. 25, to discuss third quarter 2013 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are U.S. and Canada toll free: (888) 516-2443 or International toll: (719) 325-2330. The passcode is 2758355. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today until Nov. 8. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 8621853.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include DTE Electric, an electric utility serving 2.1 million customers in Southeastern Michigan, DTE Gas, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2013 operating earnings guidance. It is likely that certain items that impact the company's 2013 reported results will be excluded from operating results. Reconciliations to the comparable 2013 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and natural gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and natural gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; volatility in the short-term natural gas storage markets impacting third-party storage revenues; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings the potential for increased costs or delays in completion of significant construction projects; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This release should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and DTE Electric’s 2012 Forms 10-K and 2013 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.
# # #

For further information, members of the media may call:
Scott Simons            (313) 235-8808
Alejandro Bodipo-Memba    (313) 235-3202

Analysts, for further information call:
Anastasia Minor (313) 235-8466
Benny Riggi            (313) 235-3208

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In millions, except per share amounts)
Operating Revenues	$2,387	$2,190	$7,128	$6,442
Operating Expenses
Fuel, purchased power and gas	967	761	2,931	2,347
Operation and maintenance	728	687	2,168	2,111
Depreciation, depletion and amortization	284	259	811	730
Taxes other than income	84	78	262	252
Asset (gains) and losses, reserves and impairments, net	(5)	(1)	(6)	(10)
	2,058	1,784	6,166	5,430
Operating Income	329	406	962	1,012
Other (Income) and Deductions
Interest expense	106	109	327	331
Interest income	(2)	(2)	(7)	(7)
Other income	(58)	(47)	(148)	(125)
Other expenses	7	9	23	27
	53	69	195	226
Income Before Income Taxes	276	337	767	786
Income Tax Expense	76	108	225	251
Income from Continuing Operations	200	229	542	535
Income from Discontinued Operations, net of tax	—	1	—	—
Net Income	200	230	542	535
Less: Net Income Attributable to Noncontrolling Interest	2	3	5	6
Net Income Attributable to DTE Energy Company	$198	$227	$537	$529

Basic Earnings per Common Share
Income from continuing operations	$1.13	$1.31	$3.07	$3.09
Income from discontinued operations, net of tax	—	0.01	—	—
Total	$1.13	$1.32	$3.07	$3.09

Diluted Earnings per Common Share
Income from continuing operations	$1.13	$1.30	$3.07	$3.08
Income from discontinued operations, net of tax	—	0.01	—	—
Total	$1.13	$1.31	$3.07	$3.08

Weighted Average Common Shares Outstanding
Basic	175	172	174	171
Diluted	176	172	175	171
Dividends Declared per Common Share	$0.66	$0.62	$1.93	$1.80

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30,
	2013			2012
(in Millions)	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$179	$—	$179	$194	$—		$194

DTE Gas	(13)	—	(13)	4	—		4

Non-utility Operations
Gas Storage and Pipelines	16	—	16	14	—		14

Power and Industrial Projects	27	—	27	22	—		22

Energy Trading	(6)	—	(6)	1	—		1

Total Non-utility operations	37	—	37	37	—		37

Corporate and Other	(5)	—	(5)	(9)			(9)

Income from Continuing Operations	198	—	198	226	—		226

Discontinued Operations	—	—	—	1	(1)	A	—

Net Income Attributable to DTE Energy Company	$198	$—	$198	$227	$(1)		$226

Adjustments key
A) Discontinued operations of Unconventional Gas Production business

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30,
	2013			2012
	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$1.02	$—	$1.02	$1.13	$—		$1.13

DTE Gas	(0.07)	—	(0.07)	0.02	—		0.02

Non-utility Operations
Gas Storage and Pipelines	0.09	—	0.09	0.08	—		0.08

Power and Industrial Projects	0.15	—	0.15	0.13	—		0.13

Energy Trading	(0.03)	—	(0.03)	0.01	—		0.01

Total Non-utility operations	0.21	—	0.21	0.22	—		0.22

Corporate and Other	(0.03)	—	(0.03)	(0.07)			(0.07)

Income from Continuing Operations	1.13	—	1.13	1.30	—		1.30

Discontinued Operations	—	—	—	0.01	(0.01)	A	—

Net Income Attributable to DTE Energy Company	$1.13	$—	$1.13	$1.31	$(0.01)		$1.30

Adjustments key
A) Discontinued operations of Unconventional Gas Production business

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30,
	2013				2012
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$383	$—		$383	$417	$—	$417

DTE Gas	91	—		91	60	—	60

Non-utility Operations
Gas Storage and Pipelines	49	—		49	48	—	48

Power and Industrial Projects	46	4	A	50	40	—	40

Energy Trading	(1)	—		(1)	3	—	3

Total Non-utility operations	94	4		98	91	—	91

Corporate and Other	(31)	—		(31)	(39)	—	(39)

Income from Continuing Operations	537	4		541	529	—	529

Discontinued Operations	—	—		—	—	—	—

Net Income Attributable to DTE Energy Company	$537	$4		$541	$529	$—	$529

Adjustments key
A) Asset impairment

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30,
	2013				2012
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$2.19	$—		$2.19	$2.43	$—	$2.43

DTE Gas	0.52	—		0.52	0.35	—	0.35

Non-utility Operations
Gas Storage and Pipelines	0.28	—		0.28	0.28	—	0.28

Power and Industrial Projects	0.27	0.02	A	0.29	0.23	—	0.23

Energy Trading	(0.01)	—		(0.01)	0.02	—	0.02

Total Non-utility operations	0.54	0.02		0.56	0.53	—	0.53

Corporate and Other	(0.18)	—		(0.18)	(0.23)	—	(0.23)

Income from Continuing Operations	3.07	0.02		3.09	3.08	—	3.08

Discontinued Operations	—	—		—	—	—	—

Net Income Attributable to DTE Energy Company	$3.07	$0.02		$3.09	$3.08	$—	$3.08

Adjustments key
A) Asset impairment